 Exhibit 99.1

IMMEDIATE RELEASE
Contact:
Joyce Allaire
Managing Director, LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

aTyr Pharma Announces Reverse Stock Split to Regain NASDAQ Compliance

SAN DIEGO – June 28, 2019 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel biological pathways, today announced that its Board of Directors has approved a one-for-14 reverse stock split of its common stock that is scheduled to become effective after trading closes on June 28, 2019. The company’s common stock will begin trading on the Nasdaq Capital Market on a split adjusted basis when the market opens on July 1, 2019. The company’s common stock will continue to trade under the symbol “LIFE.” At the company’s Annual Meeting of Stockholders held on May 8, 2019, the company’s stockholders approved a proposal authorizing the company’s Board of Directors to effect a reverse stock split in a range of 1:3 to 1:15 to help regain compliance with the Nasdaq minimum bid price requirement.

The reverse stock split uniformly affects all issued and outstanding shares of the company’s common stock. The reverse stock split will not alter any stockholder's percentage ownership interest in the company, except to the extent that the reverse stock split results in fractional shares. No fractional shares will be issued in connection with the reverse stock split. Any fractional share that would result from the reverse stock split will be rounded up to the nearest whole share.

The par value of the company’s common stock will remain unchanged at $0.001 per share after the reverse stock split.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 49.4 million to approximately 3.5 million. The number of shares of common stock issuable upon conversion of the outstanding shares of the company’s preferred stock will be reduced from 8.2 million shares to 0.6 million shares. In addition, the number of authorized shares of common stock will be reduced from 150.0 million to 10.7 million.

The reverse stock split proportionately affects the number of shares of common stock available for issuance under the company’s equity incentive plans. All options, warrants, stock awards and convertible securities of the company outstanding immediately prior to the reverse stock split will be adjusted in accordance with their terms.

The company’s transfer agent, American Stock Transfer & Trust Company, LLC (AST), is acting as the exchange agent for the reverse stock split. AST will provide instructions to stockholders of record regarding the exchange of stock certificates.  Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

About aTyr

aTyr is a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel biological pathways. aTyr’s research and development efforts are concentrated on a newly discovered area of biology, the extracellular functionality of tRNA synthetases. aTyr has built a global intellectual property estate directed to a potential pipeline of protein compositions derived from 20 tRNA synthetase genes. aTyr is focused on the therapeutic translation of the Resokine pathway, comprised of extracellular proteins derived from the histidyl tRNA synthetase gene family. ATYR1923 is a clinical-stage product candidate which binds to the neuropilin-2 receptor and is designed to down-regulate immune engagement in interstitial lung diseases and other immune-mediated diseases. For more information, please visit http://www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the effect of the reverse stock split on our stock price and compliance with Nasdaq listing requirements, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the discovery, development and regulation of our product candidates, the risk that we may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in current and planned clinical trials), and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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